As filed with the Securities and Exchange Commission on October 9, 2020

Registration No. 333-214823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Centric Brands Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-2928178
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

350 5th Avenue, 6th Floor	10118
New York, NY	(Zip Code)
(Address of Principal Executive Offices)

CENTRIC BRANDS INC. 2016 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Centric Brands Inc.

Jason Rabin

Chief Executive Officer

350 5th Avenue, 6th Floor

New York, NY 10118

(Name and address of agent for service)

(646) 582-6000

(Telephone Number, including area code, of agent for service)

Copy to:

Nazim Zilkha

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Tel: (212) 698-3500

Fax: (212) 698-3599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

Centric Brands Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2016, File No. 333-214823 (the “Registration Statement”), with respect to shares of the Company’s common stock, par value $0.10 per share.

On September 21, 2020, the United States Bankruptcy Court for the Southern District of New York approved that certain Plan of Reorganization for the Company and certain of its subsidiaries (the “Plan”). Pursuant to the Plan, the Company will emerge from bankruptcy as a privately held company with a limited number of equity holders, and desires to terminate and deregister any securities registered under its existing registration statements under the Securities Act of 1933, as amended.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including this Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on October 9, 2020.

Centric Brands Inc.

By:	/s/ Jason Rabin
Name:	Jason Rabin
Title:	Director and Chief Executive Officer

By:	/s/ Anurup Pruthi
Name:	Anurup Pruthi
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Sweedler	Chairman of the Board and Director	October 9, 2020
William Sweedler

/s/ Matthew Eby	Director	October 9, 2020
Matthew Eby

/s/ Walter McLallen	Director	October 9, 2020
Walter McLallen
/s/ Kent Savage	Director	October 9, 2020
Kent Savage

/s/ Glenn Krevlin	Director	October 9, 2020
Glenn Krevlin

/s/ Marjorie Bowen	Director	October 9, 2020
Marjorie Bowen
/s/ Sherman K. Edmiston III	Director	October 9, 2020
Sherman K. Edmiston III

/s/ Patrick J. Bartels	Director	October 9, 2020
Patrick J. Bartels

[Signature Page to Post-Effective Amendment to S-8]